EXHIBIT 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
Contact:          Brent L. Peters
Telephone Number: 610-965-5959
E-mail:           blpeters@eastpennbank.com




                   EAST PENN FINANCIAL CORPORATION ANNOUNCES 4
                CONSECUTIVE YEARS OF INCREASED DIVIDEND PAYMENTS


(July 26, 2004) - EMMAUS, PA - East Penn Financial Corporation (NasdaqSC: EPEN) announced that its Board of Directors declared a regular cash dividend for the second half of 2004 of $0.08 per share on its common stock. The dividend is payable on August 31, 2004 to all shareholders of record as of August 4, 2004.

The total cash dividend for 2004 is $0.16 per share, a 60% increase over the 2003 cash dividend of $0.10 per share. This is the fourth consecutive year that the company has paid and increased its cash dividends since it initiated its first cash dividend payment of $0.05 per share in 2001. Earlier this year, East Penn announced payment of semiannual dividends, increasing the dividend payment frequency from once a year to two times per year.

Brent L. Peters, President and Chief Executive Officer, stated "We take great pleasure in rewarding our shareholders, who have been dedicated and most supportive to the company over the years. Our earnings momentum has allowed us to increase the frequency of paying dividends as well as the total dividend paid."

East Penn Financial Corporation, with assets of $350.2 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. East Penn Financial Corporation's stock is traded on the Nasdaq SmallCap Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.




This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.